NEONODE INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS
OF SERIES A AND SERIES B PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Neonode Inc., a Delaware corporation (the "Corporation"), does hereby certify:

WHEREAS, the Corporation does here certify that no shares of the Preferred Stock of the Corporation have, as of the date of this Certificate, been issued.

WHEREAS, the Corporation does here certify that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors of the Corporation on December 26, 2008 duly adopted the following resolutions establishing a series of Preferred Stock designated as Series A Preferred Stock and a series of Preferred Stock designated as Series B Preferred Stock, and that such resolutions have not been modified and are in full force and effect on the date hereof:

RESOLVED, to establish a series of the authorized preferred stock of the Corporation, par value $0.001 each share, which series will be designated as “Series A Preferred Stock,” and which will consist of 899,081 shares, with the following rights preferences, privileges, and restrictions:

A.           Dividends and Distributions. The holders of shares of Series A Preferred Stock will be entitled to participate with the holders of the Common Stock of the Corporation with respect to any dividends declared on the Common Stock in proportion to the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by them.

B.           Liquidation Preference.  In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock to be established by the Board of Directors of the Corporation (the “Senior Preferred Stock”), the holders of Series A Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of the ownership thereof, $0.001 for each share of Series A Preferred Stock then outstanding.

C.           Voting.  The holders of shares of Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock held by them.

D.           Conversion.

(i)           Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series A Preferred Stock, each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from multiplying such share by the conversion rate for the Series A Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”).

(ii)           The Conversion Rate for the Series A Preferred Stock initially shall be one (1).

(iii)           In the event the stockholders of the Corporation (a) approve an increase in the authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to modify the Conversion Rate, and (b) approve a Conversion Rate of 480.63 shares of Common Stock for each share of Series A Preferred Stock, then the Conversion Rate shall be 480.63.

(iv)           Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series A Preferred Stock, each share of Series A Preferred Stock may be converted into share(s) of Common Stock at the option of the holder thereof.

FURTHER RESOLVED, to establish a series of the authorized preferred stock of the Corporation, par value $0.001 each share, which series will be designated as “Series B Preferred Stock,” and which will consist of 100,934 shares, with the following rights preferences, privileges, and restrictions:

A.           Dividends and Distributions. The holders of shares of Series B Preferred Stock will be entitled to participate with the holders of the Common Stock of the Corporation with respect to any dividends declared on the Common Stock in proportion to the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock held by them.

B.           Liquidation Preference.  In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock to be established by the Board of Directors of the Corporation (collectively, the “Senior Preferred Stock”), the holders of Series B Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of the ownership thereof, $0.001 for each share of Series B Preferred Stock then outstanding.

C.           Voting.  The holders of shares of Series B Preferred Stock shall have one vote for each share of Series B Preferred Stock held by them.

D.           Conversion.

(i)           Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series B Preferred Stock, each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock that results from multiplying such share by the conversion rate for the Series B Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”).

(ii)          The Conversion Rate for the Series B Preferred Stock initially shall be one (1).

(iii)         In the event the stockholders of the Corporation (a) approve an increase in the authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to modify the Conversion Rate, and (b) approve a Conversion Rate of 132.07 shares of Common Stock for each share of Series B Preferred Stock, then the Conversion Rate shall be 132.07.

(iv)         Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series B Preferred Stock, each share of Series B Preferred Stock may be converted into share(s) of Common Stock at the option of the holder thereof.

FURTHER RESOLVED, that the directors and officers of the Corporation be, and each of them hereby is, authorized and empowered on behalf of the Corporation to execute, verify, and file a certificate of designations of preferences in accordance with Delaware law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by its duly authorized officer this 29th day of December, 2008.

NEONODE INC.

By: /s/ David Brunton
Name: David Brunton
Title: CFO